LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Agreement”) dated this 4th day of January, 2024

BETWEEN:

Sam Ahdoot of 13077 Bluff Creek Drive, Playa Vista, CA, 90094, USA

(the “Lender”)

OF THE FIRST PART

AND

Cell MedX Corp. of 820 - 1130 Pender Street, West, Vancouver, BC V6E 4A4 Canada

(the “Borrower”)

OF THE SECOND PART

IN CONSIDERATION OF the Lender loaning certain monies (the “Loan”) to the Borrower, and the Borrower repaying the Loan to the Lender, both parties agree to keep, perform and fulfill the promises and conditions set out in this Agreement:

Loan Amount & Interest

The Lender promises to lend fifty thousand ($10,000) USD (the “Principal Amount”), to the Borrower and the Borrower promises to repay this Principal Amount to the Lender, at such address as may be provided in writing, with interest calculated and compounded monthly on the unpaid Principal Amount at the rate of 10.0% per annum.

Payment

This Loan is payable on demand. At any time while not in default under this Agreement, the Borrower may pay the outstanding balance then owing under this Agreement to the Lender without further bonus or penalty.

Default

Notwithstanding anything to the contrary in this Agreement, if the Borrower defaults in the performance of any obligation under this Agreement, then the Lender may declare the Principal Amount owing and interest due under this Agreement at that time to be immediately due and payable.

Governing Law

This Agreement will be construed in accordance with and governed by the laws of the Province of British Columbia.

Costs

All costs, expenses and expenditures including, without limitation, the complete legal costs incurred by enforcing this Agreement as a result of any default by the Borrower, will be added to the Principal Amount then outstanding and any accrued interest thereon, and will immediately be paid by the Borrower.

Binding Effect

This Agreement will pass to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the Lender. The Borrower waives presentment for payment, notice of non-payment, protest, and notice of protest.

Amendments

This Agreement may only be amended or modified by a written instrument executed by both the Borrower and the Lender.

Severability

The clauses and paragraphs contained in this Agreement are intended to be read and construed independently of each other. If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties’ intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

General Provisions

Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

Entire Agreement

This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or otherwise.

IN WITNESS WHEREOF, the parties have duly affixed their signatures under hand and seal on this 4th day of January, 2024.

Cell MedX Corp.
/s/ Sam Ahdoot	/s/ Joao (John) da Costa
Sam Ahdoot	By: Joao (John) da Costa, COO